Exhibit 10.14

Mollyguard Corporation

208 Utah Street

Suite 404

San Francisco, CA 94103

CONFIDENTIAL INFORMATION

30 November 2005

Julia Steen

Re:	Employment Offer

Dear Julia,

It is my pleasure to offer you a position at Mollyguard Corporation coming on board to assume a primary role in building our business.

Position:	Director of Customer Acquisition and Customer Service

Annualized Salary:	$60,000

Stock Options:	60,000 subject to Board approval and other restrictions described below.

Start Date:	December 1, 2005

This offer is contingent upon, clearance of any conflicts of interest, your execution of the Proprietary Information and Invention Assignment Agreement and the Nondisclosure Agreement, and your eligibility to work in the United States. The terms of your new position with the Company are as set forth below:

1. Position. We are very pleased to offer you the position listed above.

2. Start Date. Subject to fulfillment of the conditions imposed by this letter agreement, you will commence this new position with the Company on the above start date.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation. (a) Salary. If you accept this offer, you will receive the annualized salary listed above, payable in monthly installments on our regular paydays. 100% of this salary shall be deferred until either of the three conditions are met: (1) the company achieves profitability which supports the expenditure, (2) the company raises in excess of $1,000,0000, or (3) at the discretion of the Board of Directors, (b) Benefits. As an employee of Mollyguard, you will be eligible for company benefits (currently only paid time off; there are no medical benefits at this time.) in accordance with our policies for similarly-situated employees, (c) Paid Time Off. You will be entitled to fifteen (15) days of paid time off per year, accruing on a monthly basis according to the Company’s policy, to use for vacation, personal illness, and family illness.

5. Option to Purchase Common Stock. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase shares of the Company’s Common Stock as stated above (“Shares”) under the Company’s 2004 Employee Stock Option Plan, as amended (“Plan”). The Stock Option Agreement (“Agreement”) shall have an exercise purchase price equal to the fair market value on the date of the grant as determined in good faith by the Board of Directors of the Company. The Shares issued upon the exercise of the option will be subject to various rights, restrictions and obligations, as provided in the Agreement and Plan. A copy of the Plan and the form of the Agreement are available for your review upon request. The option will be an incentive stock option to the extent allowed by applicable law and will be subject to the terms of the Agreement and Plan.

6. Proprietary Information and Invention Assignment Agreement and Non-Disclosure Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution of the Company’s “Proprietary Information and Invention Assignment Agreement” and “Non-Disclosure Agreement”. Signed copies of both must be delivered to an officer of the Company prior to or on your start date.

7. Conflicts of Interest. Your employment pursuant to this offer is contingent upon you having disclosed to Mollyguard any potential conflicts of interest between your past employment and future duties with Mollyguard. By accepting this offer of employment, you are certifying that you are not aware of any impediment to loyal and conscientious employment with Mollyguard, and that you have not engaged in any conduct or entered into any agreement that would disqualify you from employment with Mollyguard or violate any agreement you have executed with a third party that prohibits such conduct or that acts to restrict your employment by Mollyguard.

You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Chief Executive Officer. Specifically you may not (i) accept or perform work of a nature that conflicts or competes in any way with the business or services of MOLLYGUARD, or causes you or has potential to cause you to be disloyal; (ii) use any MOLLYGUARD resources including, but not limited to, computer hardware and software, telephones, facsimile machines, and copiers, for or in connection with any non-MOLLYGUARD work; (iii) perform any non-MOLLYGUARD work on MOLLYGUARD premises; or (iv) perform any non-MOLLYGUARD work during normal business hours. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, provided such efforts are not inconsistent with the above principles.

8. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, with or without cause. No employee or representative of Mollyguard, other then the Board of Directors has the authority to alter the at-will nature of your employment relationship. The Board of Directors can only do so in a written statement that is signed by both the majority of the Board of Directors and yourself.

9. Confidentiality of Terms. You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

We are delighted to extend you this offer until 5 pm PST on 15 December 2005 and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Proprietary information and Invention Assignment Agreement and the Nondisclosure Agreement.

This letter, together with the Proprietary Information and Invention Assignment Agreement and Nondisclosure Agreement sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

If you have any questions about this offer, please call me. We look forward to a favorable reply and to a rewarding and productive association with you.

Sincerely,

/s/ Kevin Hartz
Kevin Hartz, CEO

Agreed and Accepted:

/s/ Julia Steen Julia Steen	30 Nov 2005 Date

Enclosures: Proprietary Information and Invention Assignment Agreement and Nondisclosure Agreement

EMPLOYEE

PROPRIETARY INFORMATION AND INVENTION

ASSIGNMENT AGREEMENT

This Agreement is effective as of the commencement of my employment with Mollyguard Corporation and its successors (“Company”) and is intended to formalize in writing certain understandings and procedures that have been in effect since the time I was initially employed by Company. In return for my new or continued employment by Company, I acknowledge and agree that:

1. Period of Employment. As used herein, the period of my employment (as well as the definition of “employment” as used in this Agreement) includes any time in which I may be or have been rendering services to the Company or retained by Company as a consultant.

2. Prior Work. All previous work done by me or on my behalf for Company relating in any way to the conception, design, development or support of products for Company is the property of Company.

3. Proprietary Information. My employment creates a relationship of confidence and trust between Company and me with respect to any information:

(a) Applicable to the business of Company; or

(b) Applicable to the business of any client or customer of Company, which may be made known to me by the company or by any client or customer of Company, or learned by me in such context during the period of my employment.

All of such information has commercial value in the business in which Company is engaged and is hereinafter called “Proprietary Information;” By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, and includes, without limitation, its respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising, marketing plans and information, and information regarding other employees. “Proprietary Information” also includes proprietary or confidential information of any third party who may disclose such information to Company or me in the course of Company’s business.

4. Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of Company, its assigns, and its customers and Company, its assigns and its customers shall be the sole owner of all patents, copyrights, maskworks, trade secrets and other rights in connection therewith. I hereby assign to Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by Company and after its termination, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything directly relating to it without the written consent of Company, except as may be necessary in the ordinary course of performing my duties as an employee of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry not as a result of a breach of this Agreement and my own skill, knowledge, know-how and experience to whatever extent and in whatever way I wish.

5. Return of Materials. Upon termination of my employment or at the request of Company before termination, I will deliver to Company all written and tangible material in my possession incorporating the Proprietary Information or otherwise relating to Company’s business.

6. Inventions. As used in this Agreement, the term “Inventions” means any and all new or useful art, discovery, improvement, technical development, or invention whether or not patentable, and all related know-how, designs, maskworks, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works.

7. Disclosure of Prior Inventions. I have identified on Attachment A (“Prior Inventions”) attached hereto all Inventions relating in any way to Company’s business or demonstrably anticipated research and development which were made by me prior to my employment with Company (“Prior Inventions”), and I represent that such list is complete. I represent that I have no rights in any such Inventions other than those Prior Inventions specified in Attachment A (“Prior Inventions”). If there is no such list on Attachment A (“Prior Inventions”), I represent that I have made no such Prior Inventions at the time of signing this Agreement.

8. Ownership of Company Inventions; License of Prior Inventions. I hereby agree promptly to disclose and describe to Company, and I hereby assign and agree to assign to Company or its designee, my entire right, title, and interest in and to all Inventions and any associated intellectual property rights which I may solely or jointly conceive, develop or reduce to practice during the period of my employment with Company (a) which relate at the time of conception or reduction to practice of the invention to Company’s business or actual or demonstrably anticipated research or development, or (b) which were developed on any amount of Company’s time or with the use of any of Company’s equipment, supplies, facilities or trade secret information, or (c) which resulted from any work I performed for Company (“Company Inventions”). I agree to grant Company or its designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of distribution) to practice all applicable patent, copyright and other intellectual rights relating to any Prior Inventions which I incorporate, or permit to be incorporated, in any Company Inventions. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, such Prior Inventions in any Company Inventions without Company’s prior written consent.

9. Cooperation in Perfecting Rights to Inventions.

(a) I agree to perform, during and after my employment, all acts deemed necessary or desirable by Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions hereby assigned to Company. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, copyrights, maskworks or other legal proceedings.

(b) In the event that Company is unable for any reason to secure my signature to any document required to apply for or execute any patent, copyright, mask work or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by me.

10. No Violation of Rights of Third Parties. My performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with Company, and I will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I am not a party to any other agreement that will interfere with my full compliance with this Agreement. I agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

11. Survival. This Agreement (a) shall survive my employment by Company, (b) does not in any way restrict my right or the right of Company to terminate my employment at any time, for any reason or for no reason, (c) inures to the benefit of successors and assigns of Company, and (d) is binding upon my heirs and legal representatives.

12. Nonassignable Inventions. This Agreement does not apply to an Invention that qualifies fully as a nonassignable Invention under the provisions of Section 2870 of the California Labor Code. I have reviewed the notification in Attachment B (“Limited Exclusion Notification”) and agree that my signature acknowledges receipt of the notification. However, I agree to disclose promptly in writing to the Company all Inventions made or conceived by me during the term of my employment and for one (1) year thereafter, whether or not I believe such Inventions are subject to this Agreement, to permit a determination by Company as to whether or not the Inventions should be the property of Company. Any such information will be received in confidence by Company.

13. No Solicitation. During the term of my employment with Company and for a period of one (1) year thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of Company to terminate their employment with Company.

14. Injunctive Relief. A breach of any of the promises or agreements contained herein will result in inseparable and continuing damage to Company for which there will be no adequate remedy at law, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

15. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

16. Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

17. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

18. Waiver. The waiver by Company of a breach of any provision of this Agreement by me shall not operate or be construed as a waiver of any other or subsequent breach by me.

19. Entire Agreement. This Agreement represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral. This Agreement may be amended or modified only with the written consent of both Company and me. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

Mollyguard Corporation 208 Utah Street, Suite 404 San Francisco, CA 94103	Julia Steen

By:

/s/ Kevin Hartz	/s/ Julia Steen
Kevin Hartz	Julia Steen
Title: Chief Executive Officer	Title: Director of C.A. & C.S.

Dated: 30 Nov, 2005	Dated: 30 Nov, 2005

Attachment A

PRIOR INVENTIONS

None

/s/ JS
Employee
Initials

Attachment Page 1

Attachment B

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company.

(2) Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	/s/ Julia Steen
Date:	30 Nov, 2005

Witnessed by:

/s/ Kevin Hartz
Dated: 30 Nov, 2005

Attachment Page 2

NONDISCLOSURE AGREEMENT

This Nondisclosure Agreement (“Agreement”) is made as of the later of the dates signed below (“Effective Date”) by and between Mollyguard Corporation, a California corporation having a place of business at 208 Utah Street, San Francisco, Ca 94103 (“Discloser”), and Julia Steen (the “Recipient”).

WHEREAS, this Agreement relates to disclosure of certain confidential and proprietary information by Discloser to Recipient for the purpose of furthering a potential relationship between the two parties; and whereas, both parties understand that Confidential Information received by Recipient is regarded by Discloser as valuable and shall only be used as set forth herein. NOW THEREFORE, the parties agree as follows:

1. Definition of Confidential Information. The term “Confidential Information” shall mean any and all information which is disclosed by Discloser to Recipient, whether verbally, electronically, visually, or in a written or other tangible form that is not generally disclosed to the public by Discloser, including but not limited to, trade secrets, computer programs, software, software manuals and documentation, technology, systems, source code, databases, applications, engine protocols, routines, models, displays and manuals, including, without limitation, the selection, coordination and arrangement of the contents thereof, formulas, data, inventions, methodologies, algorithms, techniques, processes, research activities and plans, marketing and sale plans, strategic plans, forecasts, training materials, pricing and pricing strategies, methods of operation, internal controls, security procedures, third party confidential information, customer lists and financial information.

2. Duties Regarding Non-Disclosure. Recipient warrants and agrees to keep Confidential Information in strict confidence and shall not disclose it to any third party. Recipient shall use Confidential Information in a legal and proper manner consistent with the terms of this Agreement and only in furtherance of the relationship between the parties. Recipient’s internal disclosure of Confidential Information shall be only to those employees, contractors or agents having a need to know such information in connection with this Agreement and only insofar as such persons are bound by a nondisclosure agreement consistent with this Agreement. Recipient shall promptly notify Discloser of any unauthorized disclosure of use of Confidential Information by any person and/or entity.

3. Limitations on Duties of Non-Disclosure. This Agreement imposes no obligation upon Recipient with respect to Confidential Information which Recipient can establish by legally sufficient evidence that such information: (a) was, prior to receipt from Discloser, in the possession of, or was rightfully known by Recipient, without an obligation to maintain its confidentiality; (b) is or becomes generally known to the public without violation of this Agreement or without a violation of an obligation of confidentiality owed to Discloser or a third party; (c) is obtained by Recipient in good faith from a third party having the right to disclose it without the use of or reference to Discloser’s Confidential Information. Recipient may disclose Confidential Information in accordance with valid judicial or other governmental order, provided that Recipient shall have given Discloser reasonable notice and opportunity to object prior to such disclosure. Recipient will seek confidential treatment of such information disclosed, and shall comply with any applicable protective order or equivalent.

4. Ownership Interest in Confidential Information. Confidential Information is provided “as-is” and Discloser makes no representation or warranty of any kind express or implied, with respect to the suitability, accuracy or non-infringement of third party rights. Discloser shall at all times retain sole and exclusive title to, ownership of, all right in and control over the use of all its Confidential Information. Both parties agree that nothing in this Agreement is intended to grant any rights or license under any intellectual property rights of Discloser, nor shall this Agreement grant Recipient any rights in or to Discloser’s Confidential Information, except the limited right to use such information in accordance with this Agreement.

5. Miscellaneous. This agreement is the entire agreement between the parties and supersedes all prior understandings and agreements concerning this subject matter. All additions or modifications to this Agreement must be in writing and signed by the authorized representatives of both parties. This Agreement shall be governed by the laws of the State of California, excluding choice of law principles. The Recipient will comply strictly with all applicable law and regulations applicable to Discloser’s Confidential Information. Recipient acknowledges that monetary damages may not be sufficient remedy for unauthorized use or disclosure of Confidential Information, or for breach of this Agreement, and Discloser shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

IN WITNESS WHEREOF, and intending to be legally bound hereby, and further intending to bind its employees, contractors and agents, the parties have executed this Agreement as of the Effective Date.

ACCEPTED BY: MOLLYGUARD CORPORATION 30 Nov 2005 Date /s/ Kevin Hartz Signature Kevin Hartz, CEO Printed Name and Title Address: 208 Utah Street Suite 404 San Francisco, CA 94103	ACCEPTED BY: JULIA STEEN 30 Nov 2005 Date /s/ Julia Steen Signature Julia Steen Printed Name